Reinsurance Agreement # 7275-1

This Automatic Self Administered Individual YRT Reinsurance Agreement

Effective October 16, 2001

(hereinafter referred to as the “Agreement”

is made between

National Life Insurance Company

of Montpelier, Vermont

(hereinafter referred to as "the Company")

and

XXXXXXXXXX

of XXXXXXXXXX, XXXXXXXXX

(hereinafter referred to as "the Reinsurer")

Table of Contents

Preamble

Article 1
1.1	Scope of Coverage

Article 2
2.1	Automatic Reinsurance
2.2	Facultative Reinsurance

Article 3
3.1	Automatic Submissions
3.2	Facultative Submissions

Article 4
4.1	Liability
4.2	Commencement of Automatic Reinsurance Liability
4.3	Commencement of Facultative Reinsurance Liability
4.4	Conditional or Interim Receipt Liability

Article 5
5.1	Premium Accounting
5.2	Non-Payment of Premiums

Article 6
6.1	Right of Offset

Article 7
7.1	Conversions
7.2	Policy Changes
7.3	Reductions
7.4	Lapses
7.5	Reinstatements
7.6	Minimum Reinsurance Limit

Article 8
8.1	Retention Limit Changes
8.2	Recapture

Article 9
9.1	Claims Notice
9.2	Claims Payment
9.3	Contested Claims
9.4	Claims Expenses
9.5	Extra Contractual Obligations
9.6	Misstatement of Age or Sex

Article 10
10.1	Errors and Omissions
10.2	Dispute Resolution
10.3	Arbitration

Article 11
11.1	Insolvency

Article 12
12.1	DAC Tax
12.2	Taxes and Expenses

Article 13
13.1	Entire Agreement
13.2	Inspection of Records
13.3	Good Faith
13.4	Confidentiality

Article 14
14.1	Duration of Agreement
14.2	Severability
14.3	Construction
14.4	Regulatory Compliance

Execution

Exhibits
A	Business Covered
A-1	Required Forms, Manuals & Issue Rules - Conditional Receipt Amount
B	Reinsurance Application
C	General Terms (including Reinsurance Rates and Allowances)
D	The Company's Retention Limits
E	The Reinsurer’s Automatic Acceptance Limits
F	Reinsurance Reports
G	Dac Tax Election

Preamble

This Agreement is solely between the Company and the Reinsurer. The acceptance of risks under this Agreement will create no right or legal relation between the Reinsurer and the insured, owner, or beneficiary of any insurance policy or other contract of the Company.

This Agreement will be binding upon the parties hereto and their respective successors and assigns.

Article 1

1.1	Scope of Coverage

This Agreement applies to all insurance policies and supplementary benefits and riders attached thereto (hereinafter referred to as “policies”) listed in Exhibit A, which have been issued directly by the Company in accordance with its new business underwriting rules, premium rates and policy forms as provided to the Reinsurer. The issuance of such business by the Company to lives resident in the countries stated in Exhibit A, constitutes the transaction of business in a jurisdiction in which the Company is properly licensed.

On and after the effective date of this Agreement, the Company will cede, and the Reinsurer will accept risk on the above referenced policies in accordance with the terms and conditions of this Agreement. The policies accepted by the Reinsurer will be hereinafter referred to as "Reinsured Policies".

The Company may not reinsure the amount it has retained on the business covered hereunder on any basis whatsoever without the Reinsurer's written consent.

This Agreement does not cover the following unless specified elsewhere in this Agreement:

1.1.1	Noncontractual conversions, rollovers, exchanges or group conversions; or

1.1.2	Any business issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

1.1.3	Any conversion of a previously issued policy that had been reinsured with another reinsurer.

Each policy covered under this Agreement must provide for the maximum normal periods of suicide and contestability protection permitted in the state in which the policy is executed.

Article 2

2.1	Automatic Reinsurance

The Company will automatically cede the Reinsurer’s share of the policies, supplementary benefits and riders covered under this Agreement to the Reinsurer in accordance with the Automatic Acceptance Limits specified in Exhibit E, provided that:

2.1.1	the Company has retained the amount stipulated in Exhibit D according to the age and mortality rating at the time of underwriting; and

2.1.2	the total of the ultimate amount of new reinsurance required and the amount already reinsured on that life under this Agreement and all other life agreements between the Reinsurer and the Company, does not exceed the Automatic Acceptance Limits set out in Exhibit E; and

2.1.3	the amount of insurance on that life in all companies does not exceed the Inforce Limits stated in Exhibit E; and

2.1.4	the application is on a life for which an application has not been submitted by the Company on a facultative basis to the Reinsurer or any other reinsurer within the last 3 years, unless the original reason for submitting facultatively no longer applies.

If the Company is already on the risk for its retention under previously issued policies, the Reinsurer will automatically accept reinsurance according to the Automatic Acceptance Limits set out in Exhibit E, provided the Company has applied the same underwriting guidelines it would have applied if the new policy had fallen completely within its retention.

2.2	Facultative Reinsurance

If the Company receives an application for a policy covered under this Agreement that does not meet the automatic coverage criteria listed in section 2.1 above, it may submit the application facultatively to the Reinsurer for its consideration.

The reinsurance will also be on a facultative basis if the Company submits an application to the Reinsurer for its consideration on a plan or rider that qualifies for automatic reinsurance under this Agreement.

The relevant terms and conditions of this Agreement will apply to those facultative offers made by the Reinsurer which are accepted by the Company. 2

Article 3

3.1	Automatic Submissions

The Company will submit automatic policies to the Reinsurer according to the reporting terms set out in Exhibit F.

Upon the request of the Reinsurer, the Company will send to the Reinsurer copies of the application, underwriting papers and other papers on a life reinsured automatically under this Agreement.

3.2	Facultative Submissions

The Company will apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Reinsurance, a sample of which is included as Exhibit B. Unless specified elsewhere in the Agreement, accompanying this Application for Reinsurance will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, and other papers bearing on the insurability of the risk. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Company that is pertinent to the risk assessment will be transmitted to the Reinsurer immediately.

After consideration of the Application for Reinsurance and related papers, the Reinsurer will promptly inform the Company of its underwriting decision. The Reinsurer’s offer will expire at the end of the period stated in Exhibit A, unless otherwise specified by the Reinsurer. If the underwriting decision is acceptable to the Company and the Company’s policy is subsequently placed in force in accordance with the issue rules provided to the Reinsurer, the Company will duly notify the Reinsurer according to the terms outlined in Exhibit F.

However, if the underwriting decision is unacceptable to the Company and the Company’s policy is subsequently placed in force with another reinsurer, it is understood that the Company will retain one hundred percent (100%) of any No-Lapse Guarantee Rider risk that may be associated with such policy.

If any risk is submitted to more than one reinsurer for consideration, the Allocation Rules for placement of facultative cases as referenced in Exhibit A-1 will apply. 3

Article 4

4.1	Liability

Unless specified elsewhere in the Agreement, the Reinsurer's liability for the Reinsured Policies is restricted to its share of the Company's liability as limited by the terms and conditions of the particular policy under which the Company is liable.

The Reinsurer may terminate its liability for any policies for which reinsurance premium payments are in arrears, according to the terms set out in Article 5.2 of this Agreement.

4.2	Commencement of Automatic Reinsurance Liability

The Reinsurer's liability for any Reinsured Policy accepted automatically will begin simultaneously with the Company's contractual liability for that policy.

4.3	Commencement of Facultative Reinsurance Liability

If a facultative application is submitted by the Company to the Reinsurer only, then the Reinsurer's liability will begin simultaneously with the Company's contractual liability for this facultative policy. The amount of the Reinsurer's liability will be the lesser of the Reinsurer's offer, the Conditional Receipt Amount set out in Exhibit A-1 or the Automatic Acceptance Limits set out in Exhibit E. The Reinsurer's liability ceases when the Reinsurer declines the risk and duly notifies the Company. The Reinsurer's liability would also cease when the Company declines the Reinsurer's offer.

If, however, a facultative application is submitted by the Company to any other reinsurer, in addition to the Reinsurer, the liability of the Reinsurer will commence when the Reinsurer has received notice from the Company, during the lifetime of the insured, that the Reinsurer's offer has been accepted. The Company will have the number of days specified in Exhibit A from the date of the Reinsurer's final offer in which to place the policy with the insured/owner, after which time the Reinsurer's offer will expire unless the Reinsurer explicitly states in writing that the offer is extended for some further period.

The Reinsurer may assume liability for claims arising prior to the time of notification if it is shown to the satisfaction of the Reinsurer that the policy would have been reinsured with the Reinsurer.

4.4	Conditional or Interim Receipt Liability

Conditional or Interim Receipt coverage applicable to automatic reinsurance under this Agreement will be limited to amounts accepted within the company’s usual cash-with-application procedures that provide temporary coverage up to the limits shown in Exhibit A-1.

However, for facultative reinsurance, the Reinsurer’s liability will not commence until the Reinsurer’s facultative offer has been accepted by the Company; and then is limited to the company’s usual cash-with-application procedures, which provide temporary coverage up to the limits shown in Exhibit A-1.

Article 5

5.1	Premium Accounting

The Company will pay the Reinsurer premiums in accordance with the terms specified in Exhibit C.

The method and requirements for reporting and remitting premiums are outlined in Exhibit F.

The Reinsurer reserves the right to charge interest on overdue premiums. The interest will be calculated according to the terms and conditions specified in Exhibit C.

5.2	Non-Payment of Premiums

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within 60 days of the Due Date stated in Exhibit F, the Reinsurer will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Company 15 days written notice of its intention to terminate said reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during the 15 day period, are not paid before the expiration of said period, the Reinsurer will be relieved of all liability under those policies as of the last date for which premiums have been paid for each policy.

This right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the 15 days notice. The Company is still obligated to pay such overdue premiums, plus interest to the date of payment.

The Company will not force termination under the provisions of this Article solely to avoid the recapture requirements of this Agreement or to transfer the Reinsured Policies to another reinsurer. 5

Article 6

6.1	Right of Offset

The Company and the Reinsurer will have the right to offset any balance or balances whether on account of premiums, allowances or claims due from one party to the other, under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

The right of offset will not be affected or diminished because of the insolvency of either party.

Article 7

7.1	Conversions

If a Reinsured Policy is converted, the Company will promptly notify the Reinsurer. The policy arising from the conversion will be reinsured with the Reinsurer. The amount to be reinsured will be determined on the same basis as used for the original policy (e.g. excess of retention or quota share) but will not exceed the amount reinsured as of the date of conversion unless mutually agreed otherwise.

If the policy arising from a conversion is on a plan that is:

7.1.1	Reinsured on a coinsurance basis with the Reinsurer either under this Agreement or under a different agreement, the appropriate premium at the attained age will be used and the policy year for the purpose of commission rates will be based on the duration of the original policy; or

7.1.2	Reinsured on a YRT basis with the Reinsurer, either under this Agreement or under a different agreement, the appropriate YRT rate at the issue age and duration of the original policy will be used and any allowance will be based on the duration of the original policy; or

7.1.3	Not covered by any reinsurance agreement with the Reinsurer, reinsurance will be on a YRT basis using the YRT rates specified in Exhibit C, at the issue age and duration of the original policy.

If the policy arising from a conversion is reinsured with the Reinsurer under this Agreement but was previously reinsured with another reinsurer or fully retained by the Company, the First Dollar Quota share specified in Exhibit A of this Agreement shall apply to the converted policy, and the reinsurance rates set out in Exhibit C-I at the issue age and duration of the original policy will be used.

The above terms will apply unless specified otherwise in Exhibit C.

7.2	Policy Changes

If the plan, the amount of reinsurance or the premiums of a Reinsured Policy are changed, the Company will promptly inform the Reinsurer. 6

Whenever a Reinsured Policy is changed and the Company's underwriting rules do not require that full evidence be obtained, the reinsurance will remain in effect with the Reinsurer. The suicide, contestability and recapture periods applicable to the original Reinsured Policy will apply to the reissued Reinsured Policy and the duration will be measured from the effective date of the original Reinsured Policy.

Whenever a Reinsured Policy is changed and the Company's underwriting rules require that full evidence be obtained, the change will be subject to the Reinsurer's approval, if:

7.2.1	The new amount of the Reinsured Policy would be in excess of the Automatic Acceptance Limit, in effect at the time of the change, as set out in Exhibit E; or

7.2.2	The new amount of the policy and the amount already in force on the same life exceeds the Inforce Limit stated in Exhibit E; or

7.2.3	The Reinsured Policy is on a facultative basis.

The amount of any non-contractual increase will be subject to the terms stated in Exhibit C.

The Company will report the details of all changes according to the terms outlined in Exhibit F, Reinsurance Reports.

For changes not covered under this Agreement, which affect the terms of any Reinsured Policy, the Company must obtain the Reinsurer’s approval before such changes become effective.

7.3	Reductions

Unless specified otherwise in this Agreement, if the amount of insurance of a policy issued by the Company is reduced and

7.3.1	the amount of reinsurance is on excess basis, then the amount of reinsurance on that life will be reduced effective the same date by the full amount of the reduction under the original policy. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance is terminated, or

7.3.2	the amount of reinsurance is on a quota share basis, then the amount of reinsurance on that life will be reduced effective the same date by the same proportion as the reduction under the original policy.

The reduction will first apply to any reinsurance on the policy being reduced and then if applicable in a chronological order according to policy date ("first in, first out") to any reinsurance on the other policies in force on the life. However, the Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

If the reinsurance for a policy has been placed with more than one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer. 7

7.4	Lapses

When a policy lapses, the corresponding Reinsured Policy will be terminated effective the same date.

Unless specified otherwise in this Agreement, if a policy fully retained by the Company lapses, the terms under the preceding Reductions clause would apply.

If a policy lapses and extended term insurance is elected under the terms of the policy, the corresponding Reinsured Policy will continue on the same basis as the original policy until the expiry of the extended term period.

If a policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount of the corresponding Reinsured Policy will be reduced according to the terms under the preceding Reductions clause.

If the Company allows the policy to remain in force under its automatic premium loan or no-lapse guarantee rider regulations, the reinsurance will continue unchanged and in force as long as such regulations remain in effect, except as provided for otherwise in this Agreement.

The Reinsurer does not participate in policy loans or other forms of indebtedness on policies reinsured under this Agreement. Therefore, policy loans do not affect the amount of reinsurance.

7.5	Reinstatements

If a policy reinsured on an automatic basis is reinstated in accordance with its terms or the rules of the Company the Reinsurer will, upon notification of reinstatement , reinstate the Reinsured Policy automatically. The Reinsurer's approval is required only for the reinstatement of a facultative policy when the Company's regular reinstatement rules indicate that more evidence than a Statement of Good Health is required.

The Company’s liability with respect to the premiums in arrears is set out in Exhibit F.

7.6	Minimum Reinsurance Limit

The Company will not submit a policy to the Reinsurer unless the amount of the policy to be reinsured exceeds the Minimum Initial Reinsurance Limit specified in Exhibit C. The Reinsured Policy will be cancelled when its net amount at risk becomes less than the Minimum Final Reinsurance Limit set out in Exhibit C.

Article 8

8.1	Retention Limit Changes

If the Company changes its retention limits, it will provide the Reinsurer with written notice of the new retention limits and the effective date.

A change to the Company's Retention Limits in Exhibit D will not affect the Reinsured Policies in force at the time of such a change except as specifically provided for elsewhere in this Agreement. Furthermore, such a change will not affect the Automatic Acceptance Limits in Exhibit E unless mutually agreed by the Company and the Reinsurer.

8.2	Recapture

The Company may apply its increased retention limits to reduce the amount of in force Reinsured Policies provided:

	8.2.1	The Company gives the Reinsurer written notice of its intention to recapture within 90 days of the effective date of the retention increase; and

	8.2.2	Such recaptures are made on the next anniversary of each Reinsured Policy affected unless mutually agreed otherwise by the Company and the Reinsurer and with no recapture being made until the Reinsured Policy has been in force for the period stated in Exhibit C. For a conversion or re-entry, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date of the original policy; and

	8.2.3	The Company has maintained from the time the policy was issued, its full retention as set out in Exhibit D for the plan and the insured's classification. Reinsured policies on a first dollar quota share basis will not be eligible for recapture; and

	8.2.4	The Company has applied its increased Retention Limits in a consistent manner to all categories of its Retention Limits set out in Exhibit D unless otherwise agreed to by the Reinsurer.

In applying its increased Retention Limits to Reinsured Policies, the age and mortality rating at the time of issue will be used to determine the amount of the Company's increased retention.

Recapture as provided herein is optional with the Company, but if any Reinsured Policy is recaptured, all Reinsured Policies eligible for recapture under the provisions of this Article must be recaptured. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding reinsurance.

The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

The Company may not revoke its election to recapture for Reinsured Policies becoming eligible at future anniversaries.

No recapture of Reinsured Policies will occur if the Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in retention.

If there is a Waiver of Premium (W.P.) claim in effect when recapture takes place, the W.P. claim will stay in effect and the Reinsurer will continue to pay its share of the W.P. claim until it terminates. The Reinsurer will not be liable for any other benefits, including the basic life risk, which are eligible for recapture. All such eligible benefits will be recaptured as if there was no W.P. claim.

The Reinsurer will not be liable, after the effective date of recapture, for any Reinsured Policies or portions of such Reinsured Policies eligible for recapture that the Company has overlooked. The Reinsurer will be liable only for a credit of the premiums, received after the recapture date, less any allowance.

The terms and conditions for the Company to recapture in force Reinsured Policies due to the insolvency of the Reinsurer are set out in the Insolvency clause in Article 11.

If the Company transfers business which is reinsured under this Agreement to a successor company, then the successor company has the option to recapture the reinsurance, in accordance with the recapture criteria outlined in this Article, only if the successor company has or adopts a higher retention limit than the Company.

Article 9

9.1	Claims Notice

The Company will notify the Reinsurer as soon as reasonably possible after the Company receives a claim on a Reinsured Policy. Copies of all claims papers will be sent promptly by the Company to the Reinsurer. The settlement made by the Company will be binding on the Reinsurer. However, for claims made during the contestable period or in any case where the total amount of reinsurance ceded to the Reinsurer exceeds $1,000,000, or if the Company retained less than, or none of, its usual retention on the policy, then the Company will seek the Reinsurer's recommendation before conceding liability or making settlement to the claimant.

The Company will provide the Reinsurer with all further reports and papers required by the Reinsurer for its consideration of the claim.

9.2	Claims Payment

Provided there is no existing breach of this Agreement by the Company, the Reinsurer will be liable to the Company for the benefits reinsured and the reinsurance will not exceed the Company's contractual liability under the terms of its policies less the amount retained. The payment of death claims by the Reinsurer will be in one lump sum regardless of the mode of settlement under the original policy. The Reinsurer's share of interest, which is based on the death proceeds paid by the Company, will be payable in addition to the death claim settlement.

For a waiver claim, the Company will continue to pay premiums for reinsurance except the premium for disability reinsurance. The Reinsurer will pay its proportionate share of the gross premium waived by the Company on the original policy, including its share of the premiums for benefits that remain in effect during disability.

For claims on the Accelerated Benefits Rider (ABR) reinsured under this Agreement, the benefit amount payable by the Reinsurer will be calculated by multiplying the total accelerated death benefit rider payout by the ratio of the reinsured net amount at risk to the face amount. For claims on the Accelerated Care Rider (ACR), refer to “Reinsurance Treatment of the Accelerated Care Rider (ACR) on UL/VUL Policies” following the ACR Product Specifications set out in Exhibit A-1.

9.3	Contested Claims

The Company will notify the Reinsurer of its intention to contest, compromise or litigate a claim involving a Reinsured Policy. The Company will also provide the Reinsurer prompt notice of any legal proceedings initiated against the Company in response to its denial of a claim on a reinsured policy. Should any claim be settled on a reduced compromise basis, or should a contested claim be settled for a reduced sum, the Company and the Reinsurer will participate in such reductions in proportion to their respective liabilities under the policy or policies reinsured.

The Reinsurer may pay its share of the death benefit if it does not deem it advisable to contest the claim.

9.4	Claims Expenses

The Reinsurer will pay its share of reasonable investigation and legal expenses incurred in adjudicating or litigating the claim. The Reinsurer will not be liable for any portion of any routine investigative or administrative expenses incidental to the settlement of claims (such as compensation of salaried employees) which are incurred by the Company; nor for any expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Company admits are payable.

In the event that the Reinsurer pays its share of the death benefit of a policy for which the Company is contesting the claim, the Reinsurer will not be liable for any subsequent expenses incurred by the Company.

9.5	Extra Contractual Obligations

Extra Contractual Obligations are obligations outside of the contractual obligations and include but are not limited to punitive damages, bad faith damages, compensatory damages, and other damages or statutory penalties which may arise from the willful and/or negligent acts or omissions by the Company.

The Reinsurer is not liable for Extra Contractual Obligations unless it concurred in writing and in advance with the actions of the Company which ultimately led to the imposition of the Extra Contractual Obligations. In such situations, the Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the division of any such assessments would be in proportion to the total risk accepted by each party for the plan of insurance involved.

Notwithstanding anything stated herein, this Agreement will not apply to any Extra Contractual Obligations incurred by the Company as a result of any negligence, fraud or wrong doing by any employee or officer of the Company or an agent representing the Company.

9.6	Misstatement of Age or Sex

In the event of an increase or reduction in the amount payable under a policy due to a misstatement in age or sex, the proportionate liabilities under this Agreement will be the basis for determining each party's share of any increase or reduction. The Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and amounts at risk for the correct ages and sex, and the proper adjustment for the difference in reinsurance premiums, without interest, will be made.

Article 10

10.1	Errors and Omissions

Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, by either the Company or the Reinsurer, will not be deemed to be a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred, including the effect of the time value of money. Should it not be possible to restore both parties to such a position, the party responsible for the oversight, misunderstanding or clerical error will be responsible for any resulting liabilities and expenses.

This provision will apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Company to its insured.

The Reinsurer will not provide reinsurance for policies that do not satisfy the terms of this Agreement, nor will the Reinsurer be responsible for negligent or deliberate acts or for repetitive errors in administration by the Company.

If either party discovers that the Company has failed to cede reinsurance as provided for under this Agreement, or failed to comply with reporting requirements, the Reinsurer may require the Company to audit it records for similar errors, and to take the actions necessary to avoid similar errors in the future. If the Reinsurer receives no evidence that the Company has taken action to remedy such a situation, the Reinsurer reserves the right to limit its liability to correctly reported policies only.

Any negligent or deliberate acts or omissions by the Company regarding the insurance or reinsurance provided are the responsibility of the Company and its liability insurer, if any, but not that of the Reinsurer.

10.2	Dispute Resolution

If either the Company or the Reinsurer has given written notification of a dispute to the other party, then within 15 days of such notification both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the dispute will be submitted to formal arbitration, unless the parities agree in writing to extend the negotiation period for an additional 30 days.

10.3	Arbitration

If the Company and Reinsurer are unable to mutually resolve a dispute or controversy relating to policies covered under this Agreement or the breach thereof, the matter will be referred to arbitration.

To initiate arbitration, either the Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. There will be three arbitrators selected who will be officers of Life Insurance Companies or Life Reinsurance Companies excluding officers of the parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The arbitrators who will regard this Agreement from the standpoint of practical business as well as the law, are empowered to determine the interpretation of the treaty obligation.

Each party will appoint one arbitrator and these two arbitrators will select a third arbitrator within 2 weeks of the appointment of the second. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator. Should the two arbitrators not agree on the choice of the third, then each party will name four candidates to serve as the arbitrator. Beginning with the party who did not initiate arbitration, each party will eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator.

The place of meeting of the arbitrators will be decided by a majority vote of the arbitrators. The written decision of a majority of the arbitrators will be final and binding on both parties and their respective successors and assigns.

The arbitrators will render a decision within 4 months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within 4 months, new arbitrators will be selected as above. There will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

Unless the Arbitrators decide otherwise, each party will bear the expense of its own arbitration, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

It is specifically the intent of both parties that these arbitration provisions will replace and be in lieu of any statutory arbitration provision, if the law so permits.

Article 11

11.1	Insolvency

A party to this Agreement will be deemed "insolvent" when it:

	11.1.1	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

	11.1.2	Is adjudicated as bankrupt or insolvent; or

	11.1.3	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

	11.1.4	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Company or to its Authorized Representative, on the basis of the liability of the Company under the Reinsured Policies without diminution because of the insolvency of the Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement. The Authorized Representative will give written notice to the Reinsurer of all pending claims against the Company on any policies reinsured within a reasonable time after such claims are filed in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Company or the Authorized Representative.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

In the event of insolvency, the Right of Offset afforded under Article 6-1 will remain in full force and effect to the extent permitted by applicable law.

In the event of the insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation effective the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

In addition, the Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Company on the policies reinsured hereunder. The effective date of a recapture due to insolvency would be at the election of the Company and would not be earlier than the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any Recapture Fee applicable will be mutually agreed upon by the Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor.

Article 12

12.1	DAC Tax

The Company and the Reinsurer agree to the DAC Tax Election pursuant to Section 1.848- 2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

	12.1.1	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1); and

	12.1.2	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

The term "net consideration" will refer to the net consideration as defined in Regulation Section 1.848-2(f).

The method and timing of the exchange of this information is set out in Exhibit G.

The Company and the Reinsurer will report the amount of net consideration in their respective federal income tax returns for the previous calendar year.

The Company and the Reinsurer will also attach a schedule to their respective federal income tax returns which identifies the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848.2 (g) (8) has been made.

This DAC Tax Election will be effective for all years for which this Agreement remains in effect.

The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

12.2	Taxes and Expenses

Apart from any taxes, allowances, refunds, and expenses specifically referred to elsewhere in this Agreement, no taxes, allowances, or proportion of any expense will be paid by the Reinsurer to the Company in respect of any Reinsured Policy.

Article 13

13.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the Company and the Reinsurer other than as expressed in this Agreement.

Any alteration to this Agreement will be null and void unless made by written amendment, attached to the Agreement and signed by both parties.

13.2	Inspection of Records

The Reinsurer, or its duly appointed representatives, will have access to the records of the Company concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours.

Provided there is business in force under this Agreement, the Reinsurer's right of access as specified above will survive the term of the Agreement.

13.3	Good Faith

All matters with respect to this Agreement require the utmost good faith of both parties.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The Reinsurer has entered into this Agreement in reliance upon the Company's representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting or claims management personnel, or a change in the Company's ownership or control.

The Company affirms that the underwriting, administration and claims practices it employs are consistent with the customary and usual practices of the insurance industry as a whole. Should the Company engage in exceptional or uncustomary practices, it will inform the Reinsurer of such action and obtain its written consent before assigning any liability to the Reinsurer with respect to any policies covered under this Agreement.

13.4	Confidentiality

Both the Company and the Reinsurer will hold confidential and not disclose or make competitive use of any shared client and proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available or the disclosure of which is required for retrocession purposes or has been mandated by law or is duly required by external auditors.

Client information includes medical, financial and other personal information about proposed, current and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Company. Proprietary Information includes but is not limited to underwriting manuals and guidelines, applications and contract forms and premium rates and allowances of the Reinsurer and the Company.

Except for the purposes of carrying out this Agreement by law, the Company, the Reinsurer and their respective representatives and service providers will hold all private, non-public policyholder information transmitted between them in strict confidence, in accordance with the Gramm-Leach-Bliley Act and related regulations.

Article 14

14.1	Duration of Agreement

This Agreement is unlimited as to its duration. The Reinsurer or the Company may terminate this Agreement with respect to the reinsurance of new business by giving at least 90 days written notice of termination to the other party.

During the 90 day notification period, the Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement.

Further, the Reinsurer remains liable for all Reinsured Policies in force at the date of the termination stated in the notice of termination, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

14.2	Severability

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

14.3	Construction

The rights and obligations under this Agreement will be construed and administered in accordance with the laws of the Company’s state of domicile stated in Exhibit A.

14.4	Regulatory Compliance

The Company warrants that it has secured all necessary federal and state licenses and approvals and that it is operating in compliance with federal and state insurance laws and regulations.

The parties intend that the Company will receive full statutory reserve credit for the Reinsured Policies in its state of domicile. The parties agree to make all reasonable efforts to ensure that this is accomplished.

Execution

This Agreement has been made in duplicate and hereby executed by both parties.

Signed for and on behalf of National Life Insurance Company

By:	By:

Title:	Title:

Date:	Place:

Signed for and on behalf of XXXXXXXXXXX

By:	By:

Title:	Title:

Date:	Place:

Prepared by ______________

Exhibit A

Business Covered

Agreement Effective Date:

October 16, 2001. The commencement dates for specific plans are shown below.

Coverage:

The policies on the plans shown below which have policy issue dates falling in the period that begins with the Commencement Date and ends with the Termination Date and that qualify for automatic reinsurance are covered according to the Basis specified below provided:
     1.     The policies are on lives resident in the United States or Canada.

Basis:
1. 90% on a First Dollar Quota Share basis plus any excess over the Company’s retention up to the maximum Automatic Acceptance Limits stated in Exhibit E with 100% on a First Dollar Quota Share of No-Lapse Guarantee Rider.

Currency: US$

Company’s State of Domicile: Vermont

Plans, Riders and Benefits:

Plan	Exhibit Reference	Basis No.	Commencement	Termination
Identification	for Rates	(As specified above)	Date	Date

Navitrak (single life	C-I	No. 1 above	October 16, 2001
Universal Life)

Above plan(s)	C-I	No. 1 above	October 16, 2001
Issued under the
Table 4 Program

Exhibit A

Riders

All individual riders, attached to the original plan, as issued by the Company.

No-Lapse Guarantee Rider
Accelerated Benefits Rider (ABR)
Additional Protection Benefit (APB)
Automatic Increase Rider (AIR)
Guaranteed Issue Option (GIO)
Long Term Care Rider (ACR – also called Accelerated Care Rider)

All above listed riders issued under the Table 4 program

Benefits

N/A

Facultative Submissions:

The Company may submit, on a facultative basis, to the Reinsurer any application for a policy on a plan or rider listed above which qualifies for automatic reinsurance.

The Company will submit on a facultative basis to the Reinsurer any application for a policy on a plan or rider listed above which does not meet the criteria listed in Article 2 under Automatic Reinsurance.

The Reinsurer’s facultative offer will expire at the end of 120 days, unless otherwise specified by the Reinsurer.

Exhibit A-1

Required Forms, Manuals and Issue Rules

The Company affirms that its retention schedule, underwriting guidelines, issue rules, premium rates and policy forms applicable to the Reinsured Policies and in use as of the effective date of this Agreement have been supplied to the Reinsurer. This includes:

1.	Policy Application Form(s)

2.	Underwriting Manual and Agent's Guide

3.	Policy Delivery Rules and Reinstatement Rules

4.	Non-medical and Medical Requirements

5.	Financial Questionnaires

6.	Tobacco Use Guidelines and Questionnaires

7.	Preferred Underwriting Guidelines

8.	Premium Rates

9.	Retention Schedule

10.	Allocation Rules for Facultative Cases Among Reinsurers

11.	Accelerated Benefits Rider (ABR) Product Specifications

12.	Reinsurance Treatment of the Accelerated Care Rider (ACR) on UL/VUL Policies

13.	Accelerated Care Rider (ACR) Product Specifications

14.	No-Lapse Guarantee Rider

15.	Pension Automatic Increase Program Guidelines

The Company will promptly notify the Reinsurer of any proposed material changes to the above underwriting guidelines, issue rules, premium rates, retention schedule and policy forms. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

It is the Company's responsibility to ensure that the applicable forms are in compliance with current Medical Information Bureau (M.I.B.) regulations.

Exhibit A-1

Conditional Receipt Amount

The amount of coverage provided by the Reinsurer under a Conditional Receipt (or Interim Receipt) will not exceed the lesser of:

1.	The Reinsurer's share of $250,000 for a Conditional Receipt or $1,000,000 for a Temporary Insurance Agreement; or

2.	The Automatic Acceptance Limits; or

3.	The Reinsurer's share of the difference between the amount of insurance provided by the Conditional Receipt (or Interim Receipt) and the Company's maximum retention assuming the life had been underwritten as standard. The Company's retention will include any amounts retained under any in force policies on the life.

Exhibit B

Exhibit C

General Terms

1.	Reinsurance Rates: The Company will pay the Reinsurer premiums based on the rates and terms set out in the sub-section(s) of Exhibit C for automatic and facultative Reinsured Policies.

2.	Premium Tax: The Reinsurer will not reimburse the Company for premium taxes.

3.	Dividend Payments: The Reinsurer will not reimburse the Company for dividends paid to policyholders.

4.	Policy Loans: The Reinsurer will not participate in policy loans or other forms of indebtedness on policies reinsured under this Agreement.

5.	Cash Surrender Values: The Reinsurer will not reimburse the company for cash surrender values paid to the policyholder.

6.	Minimum Initial Reinsurance Limit: Facultative Reinsured Policies
Ages 0-70 $250,000
Ages 71+ $100,001

7.	Interest Rate For Overdue Premiums: The interest rate payable by the Company to the Reinsurer for overdue premiums will be the 90 Day Federal Government Treasury Bill rate as first published in the Wall Street Journal in the month following the end of the billing period plus 50 basis points. The method of calculation will be simple interest "Bankers' Rule" (or 360 day year).

8.	Rates Applicable To Increases:

Non-Contractual Increases
First year reinsurance premium rates will apply to the amount normally underwritten of a non-contractual increase.

Contractual Increases
Reinsurance premium rates for contractual increases such as AIR and GIO will be at an issue age and duration basis of the original base amount.

Increases as a consequence of the Company’s automatic increase option on its pension policies are discussed in Exhibit C-I.

If an increase results in a rate band change, it is understood that the original base amount will be maintained on the original band rates, however the increased portion that crosses over to a higher band will be on the higher band rates.

Exhibit C

9.		YRT Rates for Conversions:

Contractual conversions of the Company’s fully underwritten term policies to a plan covered under this Agreement shall be reinsured under the terms of this Agreement at the issue age and duration of the original policy.

It is understood that for policies previously reinsured with another reinsurer or fully retained by the Company which convert to a plan covered under this Agreement, the policy arising from the conversion shall be reinsured on a First Dollar Quota Share as specified in Exhibit A.

10.		Table 4 program: All policies issued by the Company and found to be rateable up to and including Table 4 (200%) can be automatically issued to the Reinsurer at standard rates. The Company will pay the Reinsurer one hundred and twenty (120%) of the current automatic reinsurance premium rates for the corresponding plan for any policy eligible under the Table 4 Program.

It is understood that the Company will not submit policies under the Table 4 Program that have been previously submitted on a facultative basis to the Reinsurer.

This Program applies only to insurance applications underwritten by the Company and for which conventional underwriting and issue practices are consistently applied.

Subjective risks and business decisions will be excluded from this program, (eg Financial underwriting problems, group offers, occupational /habits/moral risks). Credits will not be used to reduce a higher rating to fit within the Table 1-4 range.

The Company will notify the Reinsurer of any change in underwriting or issue practices or philosophy, or a change in underwriting management personnel.

11.	Recapture:	Due to Increase in the Company’s Retention
Inforce Period: Not Applicable

Due to Increase in Reinsurance Rates as specified in items 8&9 of Exhibit C-I
Inforce Period: No minimum requirement

Due to Insolvency of the Reinsurer
Inforce Period: Not Applicable

Any applicable Recapture Fees shall be mutually agreed upon by the Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor.

12.	Pension Automatic Increase Program: The Company offers an automatic increase otion on its pension policies. Cumulative increases up to $100,000 are allowed without underwriting to age 70. The increase amounts are in accordance with pension plan guidelines and it is understood that the original policy, prior to an opted increase, will be fully underwritten. Automatic increases on pension plans shall be considered new business for reinsurance purposes.

Exhibit C-1

Specific Terms

1.	Reinsurance Basis: YRT

2.	Age Basis: Nearest

3.	Premiums: The Company will pay to the Reinsurer a basic premium calculated by multiplying the net amount at risk of the Reinsured Policy by the appropriate percentage, as specified in item 4, of the set of rates included at the end of this sub-section. Premiums will be payable on a policy year basis, regardless of the premium payment mode under the original insurance, and the Company will continue to pay the appropriate premium to the Reinsurer as long as the Reinsured Policy is in force.

Any extra premiums payable on account of additional mortality risk will be payable to the Reinsurer.

For the Additional Protection Benefit (APB) Rider, premiums will be calculated in the same manner as the premium for the basic life risk.

For the Automatic Increase Rider (AIR) and Guaranteed Insurability Option (GIO), premiums will be calculated in the same manner as the premium for the basic life risk at the issue age and duration of the basic risk.

There are no reinsurance premiums payable for the Accelerated Benefits (ABR) and Accelerated Care (ACR) Riders. Product Specifications for these coverages are set out in Exhibit A-I.

4.	Rate Percentages:

Basic Premium(s) and Riders

Reinsurance premiums will be based on the following percentages of the 90-95 S&U table, attached to this Exhibit C-1:

i) For Navitrak policies without a No-Lapse Guarantee Rider (hereinafter referred to as “Schedule A”):

All bands, all years
Elite Preferred
Preferred Non-Smoker
Standard Non-Smoker
Preferred Smoker
Standard Smoker

Exhibit C-1

        ii) For Navitrak policies with a No-Lapse Guarantee Rider (hereinafter referred to as “Schedule B”):

Band 1	Band 2	Band 3
Yrs 1-10 Yrs 11+	Yrs 1-10 Yrs 11+	Yrs 1-10 Yrs 11+
Elite Preferred
Preferred Non-Smoker
Standard Non-Smoker
Preferred Smoker
Standard Smoker

For policies with insureds aged 0-19, the Standard Non-Smoker class will apply.

Table 4 Program

For Navitrak policies without a No-Lapse Guarantee Rider issued under the Table 4 program, the reinsurance rates equal 120% of Schedule A as described above. For Navitrak policies with a No-Lapse Guarantee Rider, the reinsurance rates equal 120% of Schedule A plus the difference between Schedule A and Schedule B.

5.	Allowances:

On Basic Premium(s) including Table 4 Program and Riders

On Flat Extra Premiums

When a flat extra premium is payable for 5 years or less, an allowance of XX% of the gross flat extra charged by the Company will be made each year. When a flat extra premium is payable for more than 5 years, an allowance of XX% of the gross flat extra charged by the Company will be made in the first year and an allowance of XX% in each year thereafter.

On Multiple Extra Premiums

The same allowances as those payable on the basic policy.

Exhibit C-1

6.	Net Amounts At Risk:

a)	For Fixed Benefit Plans, the reinsured net amount at risk will be the difference between the reinsured face amount and the cash values applicable to the face amount reinsured. The reinsured face amount is the initial amount reinsured under this Agreement, or as reset by subsequent scheduled or fully underwritten increases. Commuted values, if applicable, or any comparable approximation agreed to between the Company and the Reinsurer, may be used to determine the net amount at risk.

b)	For term plans the net amount at risk will be based on the reinsured face amount.

c)	For Variable Benefit Plans, the reinsured net amount at risk will be the difference between the reinsured face amount and the account value applicable to the face amount reinsured. The reinsured face amount is the initial amount reinsured under this Agreement, or as reset by subsequent scheduled or fully underwritten increases. For reinsured net amount at risk purposes, the account value is that which is in effect for each reinsurance premium accounting period.

For UL Life type plans, if the death benefit is Option A, the reinsured net amount at risk will be the difference between the reinsured face amount and the account values applicable to the face amount reinsured. If the death benefit is Option B, the reinsured net amount at risk will be the reinsured face amount.

Increases in the amount at risk due to Cost of Living Rider increases or fluctuations in the amount at risk caused by the normal workings of the cash value fund in Universal Life type plans will be shared by the Company and the Reinsurer using the same retention method as for the base policy.

7.	Rate Guarantee:

Although the Reinsurer anticipates that the premium rates shown in Exhibit C-1 will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of the reinsurance premium rates specified in Exhibit C-1 and the YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business. If the Reinsurer raises its reinsurance premium rates on any block of inforce business reinsured under this Agreement, other than as provided for under ‘Inforce Repricing Rights’ in Exhibit C item 8, on which the Company has not raised its retail premiums or cost of insurance charges, the Company may recapture that block of business.

Exhibit C-1

The Reinsurer reserves the right to increase the reinsurance rates at any time for new business by giving the Company at least 90 days written notice to this effect.

8.	Inforce Repricing Rights: If the Company or any of its successors (hereinafter referred to as ‘the Cedent’) implements changes to the inforce policies of plan(s) reinsured under this Agreement that may, by generally accepted industry experience, be expected to adversely affect the block, it will promptly provide the Reinsurer with notice of any such change. The Reinsurer reserves the right to renegotiate the reinsurance rates for policies with a No-Lapse Guarantee Rider under this Agreement in the event of such changes, examples of which follow:

i)	an increase in the COI rates charged to the policyholder, or

ii)	a change in the Cedant’s target spread used to manage crediting rates on the policies, or

iii)	a change in the Cedant’s method of determining the earned rate on the policies, such that a new earned rate would be significantly lower than the earned rate that would have been generated without the change, all things being equal, or if the earned rate is changed from a new money basis to a portfolio basis, or

iv)	an increase in the expense loads charged to the policyholders, unless required by statute.

In the event that the Reinsurer deems it necessary to renegotiate the reinsurance rates, it is understood that such revisions will be in correlation to changes made by the Company.

The Reinsurer will provide the Cedant with at least 30 days notice of its intention to revise the terms of the Agreement. If the revised inforce rate exceeds 125% of the then-existing rates, the Cedant reserves the right to terminate the Agreement for inforce policies.

Exhibit C-1

9.	Recapture:

Mortality coverage on policies on a first dollar quota share basis will not be eligible for recapture due to an increase in retention.

No recapture charges will be applicable to either party for termination or recapture of the No Lapse Guarantee Rider under this Agreement.

Reinsured Policies may be eligible for recapture due to an increase in reinsurance premium rates in accordance with items Nos. 7 & 8 above.

If the Reinsurer becomes insolvent, the Reinsured Policies may be recaptured.

10.	Reductions:

Reductions will be shared proportionately between the Company and its reinsurers.

11.	Accelerated Care Rider (ACR): The ACR will only be issued on a standard basis. The rider may be issued at standard through the Table 4 program as provided under the terms of this Agreement.

For ACR claims, the Company shall provide notification of claim to the Reinsurer in accordance with the standard procedures set forth in this Agreement. The Company shall likewise provide prompt notification to the Reinsurer when claim payments cease. Claims adjudication and administration will be handled for the Company by ERC (formerly AUL LTC Solutions). The Company will notify the Reinsurer of a change in this arrangement.

Claim payments for the ACR shall be deducted from the periodic transaction statements submitted by the Company. The face amount of the base policy is reduced monthly by the amount of ACR benefits paid. The Reinsurer’s share of the base risk shall reduce proportionately.

12.	No-Lapse Guarantee Rider: The Reinsurer will accept 100% of the risk incurred by the Company specifically related to the No Lapse Guarantee feature of the plan(s) covered under this Agreement. Product specifications for this coverage are set out in Exhibit A-I.

At any time during the lifetime of a policy reinsured under this Agreement, the Reinsurer will reimburse the Company for the cost of waived mortality charges in the event the No-Lapse Guarantee Rider is triggered under the provisions of the Navitrak policy contract. The Reinsurer will reimburse one hundred percent (100%) of the actual COI (base plus APB if applicable) charge waived during each applicable policy year on the outstanding net amount at risk, less any applicable No Lapse Guarantee Rider premiums (base plus APB if applicable) due to the Company from the policyholder. The Company will continue to pay to the Reinsurer the reinsurance risk premiums specified in Schedule B on the policy while the No-Lapse Guarantee Rider is in effect.

Exhibit C-1

13.	Pension Automatic Increases: The Company offers an automatic increase option on its pension policies. Cumulative increases up to $100,000 are allowed without underwriting to age 70. The increase amounts are in accordance with pension plan guidelines and it is understood that the original policy, prior to opted increase, will be fully underwritten.

Automatic Increases on pension plans shall be considered new business for reinsurance purposes.

14.	Deficiency Reserves:

No Deficiency Reserves will be held by the Reinsurer for the Reinsured policies.

15.	No-Lapse Guarantee Rider Reserves:

The Reinsurer will hold excess reserves as required and in accordance with statutory Accounting in order to cover one hundred percent (100%) of the liability associated with the No-Lapse Guarantee Rider. It is understood that the Company will report to the Reinsurer the total reserves in bulk under this Agreement, reflecting the totals both with and without No-Lapse Guarantee Riders, on a quarterly basis as stipulated in Exhibit F.

Insert Copy of Rates Here

Exhibit D

The Company's Retention Limits

The Company shall retain 10% of each policy issued, not to exceed the maximum retention limits below:

For policies issued during the period October 16, 2001 – December 31, 2001:

All ages and ratings	$3,000,000 per life

Exceptions:	1) The Company will retain no more than $1,000,000 in the following situations:

(a)	Aviation – All pilots, standard and rateable.

(b)	Hazardous Sports – Standard or Rateable. Such sports such as automobile racing, handgliding, hot air ballooning etc.

(c)	Foreign residents – Standard or rateable.

For policies issued from January 1, 2002 and onwards:

All ages and ratings	$1,000,000 per life

Waiver of Premium: Fully retained
Accidental Death Benefits: Fully retained

It is understood that the amount retained by the Company includes its retention under any inforce policies. It is also understood that the above retention limits will apply to policies issued under the Company’s Table 4 Program.

Proportionate Risk Retention

The risk retention basis will be on a proportionate share.

Any change in the net amount at risk due to changes in the cash value applicable to the policy will be shared proportionately between the Company and its reinsurers.

Exhibit E

The Reinsurer’s Automatic Acceptance Limits

Automatic Limit:

Life:

The Reinsurer will automatically accept the First Dollar Quota Share of each policy, as specified in Exhibit A, up to the following maximum limits on a per life basis. These limits apply to all plans except those issued under the Table 4 Program.

Issue Age	Standard to Table 4 (200%)

0 – 75	$15,000,000
76 – 80	$ 5,000,000

Table 4 Program:

The Reinsurer will automatically accept the First Dollar Quota Share of each policy, as specified in Exhibit A, up to the following maximum limit on a per life basis.

Issue Age	Standard to Table 4 (200%)

0 – 75	$5,000,000

W.P.: Not covered

A.D.:  Not covered

Exhibit E

Inforce Limits

Life:

-Applies to the Table 4 Program:

          $5,000,000 inforce and applied for on any one life.

-Applies to all other plans issued under this Agreement:

          $25,000,000 inforce and applied for on any one life.

Exhibit F

Reinsurance Reports

Remittance Reporting:
The Company will self-administer reinsurance transactions. Reinsurance premiums are payable annually in advance. During each accounting period, as defined below, the Company will report to the Reinsurer all first year and renewal premiums which became due during the previous accounting period. Any adjustments made necessary by changes in reinsurance effective during a previous accounting period will also be reported.

The Company will take credit, without interest, for any unearned premiums arising due to reductions, cancellations or death claims. The unearned premiums refunded will be net of allowances and policy fees.

The Company will pay the balance of arrears of premiums due under a reinstated Reinsured Policy.

If a balance is due to the Reinsurer, the Company will forward a remittance in settlement with its report. If the balance is due to the Company, the Reinsurer will forward a remittance in settlement within 15 days of receipt of the report.

Report Requirements:

The Company will send to the Reinsurer the following reports electronically, by the times indicated below:

	Report	Accounting Period	Due Date
1.	New Business	Monthly	21st day after
	(New issues only– first time		month end
policy reported to the Reinsurer)

2.	Renewal Business	Monthly	21st day after
	(Policies with renewal dates		month end
within Accounting Period)

3.	Changes & Terminations	Monthly	21st day after
	(including conversions, replacements		month end
reinstatements, increases, decreases,
recaptures, lapses, claims, etc.)

4.	Inforce	Quarterly	21st day after
	(Listing of each policy in force)		quarter end

Exhibit F

5.	Accounting Information	Monthly	21st day after
	(See Exhibit F-1 for Sample		month end
Summary Reporting Form, section I)

6.	Statutory Reserves with and	Quarterly	21st day after
	without a No-Lapse Guarantee		quarter end
Rider
(See Exhibit F-1 for Sample
Summary Reporting Form, section II)

7.	Policy Exhibit	Monthly	21st day after
	(See Exhibit F-1 for Sample		month end
Summary Reporting Form, section III)

8.	Valuation Reserve	Annually	January 10th
Certification
(See Exhibit F-2 for Sample)

9.	Tax Reserve Certification	Annually	June 1st
(See Exhibit F-3 for Sample)

Report Details:
The reports for New Business, Renewal Business, Changes & Terminations and Inforce, will include the following data:

1. 2. 3.	Reporting Date Policy Number Insured Data: Full Name, Date of Birth , Sex	10.	Underwriting Risk Classification (including table rating and flat extra amount & applicable number of years)
4.	Residence	11.	Automatic or Facultative
5.	Policy Date	12.	Direct Face Amount
6.	Issue Age	13.	Reinsured Amount and Net Amount at Risk
7.	Plan Name and\or Code	14.	Death Benefit Option (for UL policies only)
8.	Premium (not applicable to Inforce Report)	15.	Transaction Code (not applicable to Inforce Report)
9.	Smoker Code

In addition, for the Changes and Terminations Report the effective date of each transaction will be provided. If the change is a conversion or replacement the attained age and duration will also be provided.

Exhibit F

Reporting System: The Company will develop the electronic system to administer its reinsurance business under this Agreement.

The Company will inform the Reinsurer of any change in the reporting format or data prior to use in reports to the Reinsurer.

Notification of Acceptance of Facultative Offer: The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decision pertaining to facultative business by sending notice to the Reinsurer. The Company will provide the full details of the facultative new business on the next New Business Report.

Additional Information: The Company will provide the Reinsurer upon request, with any additional information related to the Reinsured Policies and which the Reinsurer requires in order to complete its financial statements.

Exhibit F-1

XXXXXXXXXX

SELF ADMINISTERED REINSURANCE SUMMARY REPORTING FORM

Ceding Company ______________________ Reinsurer ______________________

Treaty/Account # ______________________ Period Experience is for ______________________

Coin ____ YRT ____ Mod Co____ Other ____ Interest Sensitive: Yes ____ No ____

Reinsurance Premium Mode: Monthly____ Quarterly ____ Annual ____ In Advance ____ In Arrears ____

Reinsurance Reporting Mode: Monthly ____ Quarterly ____ Annual ____

Contact ______________________ Date ______________________ Phone #______________________

SECTION I - ACCOUNTING

	* * Premiums * *		* * Allowances Other* *		
	First Year	Renewal Year	First Year	Renewal Year Benefit	Total
Life					
ADB					
Waiver of Premium					
TOTAL					

SECTION II – RESERVE INFORMATION

Amount of Rein (000)		Issue	Reserves Reinsured				
Life	ADB	Year	Life	ADB	Waiver	Subst'd	Deficiency

SECTION III – POLICY EXHIBIT INFORMATION

	Current Period			Year to Date	
	No. of Policies	Amt of * Rein (000)		No. of Policies	Amt. of * Rein (000)
A. Inforce Beg. of Period			A.		
1. New Business Auto			1.Auto		
Fac			Fac		
2. Conversions/Replacements - On			2.		
3. Reinstatements			3.		
4. Other Increases			4.		
5. Not Takens			5.		
a) Total Inc (1+2+3+4-5)			a)		
6. Death			6.		
7. Conversions/Replacements - Off			7.		
8. Lapses			8.		
9. Surrenders			9.		
10. Expiry			10.		
11. Recapture			11.		
12. Other Decreases			12.		
b) Total Dec (6+7+8+9+10+11+12)			b)		
B. Inforce End of Period (A+a-b)			B.

Exhibit F-2

Valuation Reserve for Self-Administered Business Ceded XXXXXXXXXX
from (NAME OF COMPANY)

Inforce and Reserves at	200x:

Plan:	Type: SM/NSM/AGGR/TOTAL

Inforce Reinsured Amount: _____________

Inforce Number of Policies: _____________

Valuation Reserve as at	200x:

Reserve Basis
Type	Reserve Amount ($)	(Table, interest rate and method)

Active Life Reserve
Unearned Premium Reserve
Disabled Life Reserve
Liability for Incurred But Not Reported Claims (IBNR)
Liability for Due and Unpaid Claims
Liability for claims in Course of Settlement
Other** (specify)
Total

**If credit for deficiency reserves is being taken, please specify under "other".

As the valuation actuary of the above named company I certify that the information above is correct as shown. *
Name:
Signature:
Actuarial Designation:
Title:
Date:

* Required only for Year End Valuation Reserves.

Exhibit F- 3

Tax Reserve Certification for Self-Administered Business Ceded
XXXXXXXXXX from (NAME OF COMPANY)

Inforce and Reserves at December 31, 200x:

Plan:	Type: SM/NSM/AGGR/TOTAL

Inforce Reinsured Amount: _____________

Inforce Number of Policies:_____________

Tax Reserve as at December 31, 200x:

Reserve Basis
Type	Reserve Amount ($)	(Table, interest rate and method)

Active Life Reserve
Unearned Premium Reserve
Disabled Life Reserve
Liability for Incurred But Not Reported Claims (IBNR)
Liability for Due and Unpaid Claims
Liability for Claims in Course of Settlement
Other** (specify)
Total

**If credit for deficiency reserves is being taken, please specify under "other".

As the valuation actuary of the above named company I certify that the information above is correct as shown.
Name:
Signature:
Actuarial Designation:
Title:
Date:

Exhibit G

Dac Tax Election

Method of Exchanging Information

The Reinsurer and the Company agree to the DAC Tax Election and accordingly will exchange information in the following manner:

1.	The Company will submit a Schedule to the Reinsurer by May 1, of each year, of its calculation of the net consideration (as referred to in Article 12) for the preceding calendar year.

2.

The Reinsurer, in turn, will complete the Schedule by indicating acceptance of the Company’s calculations of the net consideration or by noting any discrepancies. The Reinsurer will return the completed Schedule to the Company by June 1, of each year.

3.	If there are any discrepancies between the Company’s and the Reinsurer’s calculation of the net consideration, the parties will act in good faith to resolve the discrepancies by July 1, of each year.

Addendum No. 1 to the Reinsurance Agreement referred to as No. 7275-1 effective October 16, 2001 made between National Life Insurance Company (hereinafter referred to as "the Company") and XXXXXXXXXX (hereinafter referred to as "the Reinsurer").

It is hereby declared and agreed that effective July 22, 2002, the above Agreement shall be extended to include the Company’s Varitrak plan as reflected in the attached Exhibit A (Revised April 14, 2003). The reinsurance premium rates and other terms applicable to the Varitrak plan are set out in the attached Exhibit C-2 (Effective July 22, 2002) which shall now form part of this Agreement. It is understood that the Reinsurer will not participate in the Table 4 program associated with Varitrak business as specified in the attached Exhibit C (Revised July 22, 2002).

It is also declared and agreed that effective April 14, 2003, the above Agreement shall be further extended to include the Company’s Asset Builder plan as reflected in the attached Exhibit A (Revised April 14, 2003). The reinsurance premium rates and associated terms for the Asset Builder plan are set out in the attached Exhibit C-3 (Effective April 14, 2003) which shall now form part of this Agreement.

All other terms and conditions remain unaltered.

Made in duplicate and executed by both parties.

Signed for and on behalf of National Life Insurance Company

By:	By:	Title:

Title:	Title:

Date:	Place:

Signed for and on behalf of XXXXXXXXXX

By:	By:	Title:

Title:	Title:

Date:	Place:

Exhibit A
(Revised April 14, 2003)

Business Covered

Agreement Effective Date:

October 16, 2001. The commencement dates for specific plans are shown below.

Coverage:

The policies on the plans shown below which have rate effective dates falling in the period that begins with the Commencement Date and ends with the Termination Date and that qualify for automatic reinsurance are covered according to the Basis specified below provided:
           2. The policies are on lives resident in the United States or Canada.

Basis:
1.	90% on a First Dollar Quota Share basis plus any excess over the Company’s retention up to the maximum Automatic Acceptance Limits stated in Exhibit E with 100% on a First Dollar Quota Share of No-Lapse Guarantee Rider.

2.	25% on a First Dollar Quota Share basis plus a 27.8% Quota Share of any excess over the Company’s maximum retention stated in Exhibit D up to the maximum of the Automatic Acceptance Limits stated in Exhibit E.

3.	45% on a First Dollar Quota Share basis plus a 50% Quota Share of any excess over the Company’s maximum retention stated in Exhibit D up to the maximum of the Automatic Acceptance Limits stated in Exhibit E.

Currency: US$

Company’s State of Domicile: Vermont

Plans, Riders and Benefits:

Plan	Exhibit Reference	Basis No.	Commencement	Termination
Identification	for Rates	(As specified above)	Date	Date
Navitrak (single life	C-1	No. 1 above	October 16, 2001
Universal Life)

Navitrak issued under	C-1	No. 1 above	October 16, 2001
the Table 4 Program

Asset Builder	C-3	No. 3 above	April 14, 2003
(single life Whole Life)
Note: Table 4 Asset Builder business issued under SBA221-97

Exhibit A

(Revised April 14, 2003)

Plan	Exhibit Reference	Basis No.	Commencement	Termination
Identification	for Rates	(As specified above)	Date	Date
*Varitrak (single life	C-2	No. 2 above	July 22, 2002
Universal Life)

* Also includes policies issued automatically through Beneficial Life on the Company’s paper.

Riders

All individual riders, attached to the original plan, as issued by the Company.

Attached to Navitrak plan
**No-Lapse Guarantee Rider
**Accelerated Benefits Rider (ABR)
**Additional Protection Benefit (APB)
**Automatic Insurability Rider (AIR)
**Guaranteed Insurability Option (GIO)
**Long Term Care Rider (ACR – also called Accelerated Care Rider)

Attached to Asset Builder plan
**Accelerated Benefits Rider (ABR)
**Additional Insurance Option (AIO)
**Exchange to New Insured Rider (ENIR)
**Adds Riders
**Flex Term Rider

**May be issued under the Table 4 program

Attached to Varitrak plan
Accelerated Benefits Rider (ABR)
Accelerated Care Rider (ACR)
Additional Protection Benefit (APB) Rider
Guaranteed Insurability Option (GIO)

Benefits

N/A

Exhibit A

(Revised April 14, 2003)

Facultative Submissions:

The Company may submit, on a facultative basis, to the Reinsurer any application for a policy on a plan or rider listed above which qualifies for automatic reinsurance.

The Company will submit on a facultative basis to the Reinsurer any application for a policy on a plan or rider listed above which does not meet the criteria listed in Article 2 under Automatic Reinsurance.

The Reinsurer’s facultative offer will expire at the end of 120 days, unless otherwise specified by the Reinsurer.

Exhibit C
(Revised July 22, 2002)

General Terms

1.	Reinsurance Rates: The Company will pay the Reinsurer premiums based on the rates and terms set out in the sub-section(s) of Exhibit C for automatic and facultative Reinsured Policies.

2.	Premium Tax: The Reinsurer will not reimburse the Company for premium taxes.

3.	Dividend Payments: The Reinsurer will not reimburse the Company for dividends paid to policyholders.

4.	Policy Loans: The Reinsurer will not participate in policy loans or other forms of indebtedness on policies reinsured under this Agreement.

7.	Cash Surrender Values: The Reinsurer will not reimburse the company for cash surrender values paid to the policyholder.

8.	Minimum Initial Reinsurance Limit: Facultative Reinsured Policies
	Ages 0-70	$250,000
	Ages 71+	$100,001

7.	Interest Rate For Overdue Premiums: The interest rate payable by the Company to the Reinsurer for overdue premiums will be the 90 Day Federal Government Treasury Bill rate as first published in the Wall Street Journal in the month following the end of the billing period plus 50 basis points. The method of calculation will be simple interest "Bankers' Rule" (or 360 day year).

8.	Rates Applicable To Increases:

Non-Contractual Increases
First year reinsurance premium rates will apply to the amount normally underwritten of a non-contractual increase.

Contractual Increases
Reinsurance premium rates for contractual increases such as AIR and GIO will be at an attained age and duration basis.

Increases as a consequence of the Company’s automatic increase option on its pension policies are discussed in Exhibit C-I.

If an increase results in a rate band change, it is understood that the original base amount will be maintained on the original band rates, however the increased portion that crosses over to a higher band will be on the higher band rates.

Exhibit C

(Revised July 22, 2002)

10.		YRT Rates for Conversions:

Contractual conversions of the Company’s fully underwritten term policies to a plan covered under this Agreement shall be reinsured under the terms of this Agreement at the issue age and duration of the original policy.

It is understood that for policies previously reinsured with another reinsurer or fully retained by the Company which convert to a plan covered under this Agreement, the policy arising from the conversion shall be reinsured on a First Dollar Quota Share as specified in Exhibit A.

10.		Table 4 program (applies to Navitrak and Asset Builder plans only): All policies issued by the Company and found to be rateable up to and including Table 4 (200%) can be automatically issued to the Reinsurer at standard rates. For Navitrak, the Company will pay the Reinsurer one hundred and xxxxx (xxx%) of the current automatic reinsurance premium rates for the corresponding plan for any policy eligible under the Table 4 Program. For Asset Builder, the Company will pay the Reinsurer one hundred and xxxx (xxx%) of the reinsurance rates applicable to Individual permanent plans covered under Agreement SBA221-97.

It is understood that the Company will not submit policies under the Table 4 Program that have been previously submitted on a facultative basis to the Reinsurer.

This Program applies only to insurance applications underwritten by the Company and for which conventional underwriting and issue practices are consistently applied.

Subjective risks and business decisions will be excluded from this program, (eg Financial underwriting problems, group offers, occupational /habits/moral risks). Credits will not be used to reduce a higher rating to fit within the Table 1-4 range.

The Company will notify the Reinsurer of any change in underwriting or issue practices or philosophy, or a change in underwriting management personnel.

11.	Recapture:	Due to Increase in the Company’s Retention
Inforce Period: Not Available

Due to Increase in Reinsurance Rates as specified in items 8&9 of Exhibit C-I
Inforce Period: No minimum requirement

Due to Insolvency of the Reinsurer
Inforce Period: Not Applicable

Any applicable Recapture Fees shall be mutually agreed upon by the Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor.

Exhibit C-2
(Effective July 22, 2002)

Specific Terms

1.	Reinsurance Basis: YRT

2.	Age Basis: Nearest

3.	Premiums: The Company will pay to the Reinsurer a basic premium calculated by multiplying the reinsured net amount at risk of the Reinsured Policy by the appropriate percentage, as specified in item 4, of the set of rates included at the end of this sub-section. Premiums will be payable on a policy year basis, regardless of the premium payment mode under the original insurance, and the Company will continue to pay the appropriate premium to the Reinsurer as long as the Reinsured Policy is in force.

Any extra premiums payable on account of additional mortality risk will be payable to the Reinsurer.

For the Additional Protection Benefit (APB) Rider, premiums will be calculated in the same manner as the premium for the basic life risk.

For the Guaranteed Insurability Option (GIO), premiums will be calculated in the same manner as the premium for the basic life risk at the attained age and duration of the basic risk.

There are no reinsurance premiums payable for the Accelerated Benefits (ABR) and Accelerated Care (ACR) Riders. Product Specifications for these coverages are set out in Exhibit A-I.

4.	Rate Percentages:

Basic Premium(s) and Riders

Reinsurance premiums will be based on the following percentages of the 90-95 S&U table, attached to this Exhibit C-2:

All bands, all years
Elite Preferred
Preferred Non-Smoker
Standard Non-Smoker
Preferred Smoker
Standard Smoker
Juvenile

For policies with insureds aged 0-19, the Standard Non-Smoker class will apply.

Exhibit C-2

(Effective July 22, 2002)

9.	Allowances:

On Basic Premium(s) and Riders

On Flat Extra Premiums

When a flat extra premium is payable for 5 years or less, an allowance of XX% of the gross flat extra charged by the Company will be made each year. When a flat extra premium is payable for more than 5 years, an allowance of XX% of the gross flat extra charged by the Company will be made in the first year and an allowance of XX% in each year thereafter.

On Multiple Extra Premiums

The same allowances as those payable on the basic policy.

10.	Net Amounts At Risk:

	c)	For Fixed Benefit Plans, the reinsured net amount at risk will be the difference between the reinsured face amount and the cash values applicable to the face amount reinsured subject to a “ten year level decrement” method of approximation. The reinsured face amount is the initial amount reinsured under this Agreement, or as reset by subsequent scheduled or fully underwritten increases. Commuted values, if applicable, or any comparable approximation agreed to between the Company and the Reinsurer, may be used to determine the net amount at risk.

	d)	For term plans the net amount at risk will be based on the reinsured face amount.

	e)	For Variable Benefit Plans, the reinsured net amount at risk will be the difference between the reinsured face amount and the account value applicable to the face amount reinsured. The reinsured face amount is the initial amount reinsured under this Agreement, or as reset by subsequent scheduled or fully underwritten increases. For reinsured net amount at risk purposes, the account value is that which is in effect for each reinsurance premium accounting period.

For UL Life type plans, if the death benefit is Option A, the reinsured net amount at risk will be the difference between the reinsured face amount and the account values applicable to the face amount reinsured. If the death benefit is Option B, the reinsured net amount at risk will be the reinsured face amount.

Exhibit C-2

(Effective July 22, 2002)

Increases in the amount at risk due to Cost of Living Rider increases or fluctuations in the amount at risk caused by the normal workings of the cash value fund in Universal Life type plans will be shared by the Company and the Reinsurer using the same retention method as for the base policy.

11.	Rate Guarantee:

Although the Reinsurer anticipates that the premium rates shown in Exhibit C-2 will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of the reinsurance premium rates specified in Exhibit C-2 and the YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business. If the Reinsurer raises its reinsurance premium rates on any block of inforce business reinsured under this Agreement, on which the Company has not raised its retail premiums or cost of insurance charges, the Company may recapture that block of business.

The Reinsurer reserves the right to increase the reinsurance rates at any time for new business by giving the Company at least 90 days written notice to this effect.

8.	Recapture:

Mortality coverage on polices on a first dollar quota share basis will not be eligible for recapture due to an increase in retention.

No recapture charges will be applicable to either party for termination or recapture of the No Lapse Guarantee Rider under this Agreement.

Reinsured Policies may be eligible for recapture due to an increase in reinsurance premium rates in accordance with item No. 7 above.

If the Reinsurer becomes insolvent, the Reinsured Policies may be recaptured.

9.	Reductions:

Reductions will be shared proportionately between the Company and its reinsurers.

10.	Accelerated Care Rider (ACR): The ACR will only be issued on a standard basis. The rider may be issued at standard through the Table 4 program as provided under the terms of this Agreement.

Exhibit C-2

(Effective July 22, 2002)

For ACR claims, the Company shall provide notification of claim to the Reinsurer in accordance with the standard procedures set forth in this Agreement. The Company shall likewise provide prompt notification to the Reinsurer when claim payments cease. Claims adjudication and administration will be handled for the Company by ERC (formerly AUL LTC Solutions). The Company will notify the Reinsurer of a change in this arrangement.

Claim payments for the ACR shall be deducted from the periodic transaction statements submitted by the Company. The face amount of the base policy is reduced monthly by the amount of ACR benefits paid. The Reinsurer’s share of the base risk shall reduce proportionately.

11.	Pension Automatic Increases: The Company offers an automatic increase option on its pension policies. Cumulative increases up to $100,000 are allowed without underwriting to age 70. The increase amounts are in accordance with pension plan guidelines and it is understood that the original policy, prior to opted increase, will be fully underwritten.

Automatic Increases on pension plans shall be considered new business for reinsurance purposes.

12.	Deficiency Reserves:

No Deficiency Reserves will be held by the Reinsurer for the Reinsured policies.

Exhibit C-3
(Effective April 14, 2003)

Specific Terms

1.	Reinsurance Basis: YRT

2.	Age Basis: Nearest

3.	Premiums: The Company will pay to the Reinsurer a basic premium calculated by multiplying the reinsured net amount at risk of the Reinsured Policy by the appropriate percentage, as specified in item 4, of the set of rates included in Exhibits C-1 and C-2. Premiums will be payable on a policy year basis, regardless of the premium payment mode under the original insurance, and the Company will continue to pay the appropriate premium to the Reinsurer as long as the Reinsured Policy is in force.

Any extra premiums payable on account of additional mortality risk will be payable to the Reinsurer.

For the Adds Riders, FlexTerm Rider and Exchange to New Insured Rider, premiums will be calculated in the same manner as the premium for the basic life risk.

For the Additional Insurance Option, premiums will be calculated in the same manner as the premium for the basic life risk at the attained age and duration of the basic risk.

There are no reinsurance premiums payable for the Accelerated Benefits (ABR) Rider. Product Specifications for these coverages are set out in Exhibit A-I.

4.	Rate Percentages:

Basic Premium(s) and Riders

Reinsurance premiums for automatic policies will be based on the following percentages (hereinafter referred to as “Schedule A”) of the 90-95 S&U table, attached to either Exhibit C-1 or C-2:
All bands, all years
Elite Preferred
Preferred Non-Smoker
Standard Non-Smoker
Preferred Smoker
Standard Smoker

For policies with insureds aged 0-19, the Standard Non-Smoker class will apply.

Exhibit C-3

(Effective April 14, 2003)

Reinsurance premiums for facultative policies or policies issued under either of the Table 4 Program or Competative Underwriting Program will be in accordance with the reinsurance rates set out in Agreement SBA221-97.

5.	Allowances:

On Basic Premium(s) including Table 4 Program and Riders

On Flat Extra Premiums

When a flat extra premium is payable for 5 years or less, an allowance of XX% of the gross flat extra charged by the Company will be made each year. When a flat extra premium is payable for more than 5 years, an allowance of XX% of the gross flat extra charged by the Company will be made in the first year and an allowance of XX% in each year thereafter.

On Multiple Extra Premiums

The same allowances as those payable on the basic policy.

6.	Net Amounts At Risk:

	a)	For Fixed Benefit Plans, the reinsured net amount at risk will be the difference between the gross amount of reinsurance and the cash values of the Company applicable to the face amount reinsured and subject to the “five year level decrement” (if appropriate) method of approximation. Commuted values, if applicable, or any comparable approximation agreed to between the Company and the Reinsurer, may be used to determine the net amount at risk.

	b)	For term plans the net amount at risk will be based on the reinsured face amount.

	c)	For Variable Benefit Plans, the reinsured net amount at risk will be the difference between the reinsured face amount and the account value applicable to the face amount reinsured. The reinsured face amount is the initial amount reinsured under this Agreement, or as reset by subsequent scheduled or fully underwritten increases. For reinsured net amount at risk purposes, the account value is that which is in effect for each reinsurance premium accounting period.

Exhibit C-3

(Effective April 14, 2003)

For UL Life type plans, if the death benefit is Option A, the reinsured net amount at risk will be the difference between the reinsured face amount and the account values applicable to the face amount reinsured. If the death benefit is Option B, the reinsured net amount at risk will be the reinsured face amount.

Increases in the amount at risk due to Cost of Living Rider increases or fluctuations in the amount at risk caused by the normal workings of the cash value fund in Universal Life type plans will be shared by the Company and the Reinsurer using the same retention method as for the base policy.

7.	Rate Guarantee:

Although the Reinsurer anticipates that the premium rates shown in Exhibit C-3 will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of the reinsurance premium rates specified in Exhibit C-3 and the YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business. If the Reinsurer raises its reinsurance premium rates on any block of inforce business reinsured under this Agreement, on which the Company has not raised its retail premiums or cost of insurance charges, the Company may recapture that block of business.

The Reinsurer reserves the right to increase the reinsurance rates at any time for new business by giving the Company at least 90 days written notice to this effect.

8.	Recapture:

Mortality coverage on polices on a first dollar quota share basis will not be eligible for recapture due to an increase in retention.

Reinsured Policies may be eligible for recapture due to an increase in reinsurance premium rates in accordance with item No. 7 above.

If the Reinsurer becomes insolvent, the Reinsured Policies may be recaptured.

9.	Reductions:

Reductions will be shared proportionately between the Company and its reinsurers.

Exhibit C-3

(Effective April 14, 2003)

10.	Pension Automatic Increases: The Company offers an automatic increase option on its pension policies. Cumulative increases up to $100,000 are allowed without underwriting to age 70. The increase amounts are in accordance with pension plan guidelines and it is understood that the original policy, prior to opted increase, will be fully underwritten.

Automatic Increases on pension plans shall be considered new business for reinsurance purposes.

11.	Deficiency Reserves:

No Deficiency Reserves will be held by the Reinsurer for the Reinsured policies.